Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in this Registration Statement (Form S-3) and related Prospectus of Aprea Therapeutics, Inc, for the registration of its shares of common stock and to the incorporation by reference therein of our report dated March 27, 2020, with respect to the consolidated financial statements of Aprea Therapeutics, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2019, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Iselin, New Jersey

November 11, 2020